EXHIBIT 10.52

                                      CARAN

                          GENERAL PARTNERSHIP AGREEMENT

         This General Partnership Agreement (the "Agreement") is entered into as of the ___ day of August, 2000, by and between Caran Pharmaceuticals, Inc., a Nevada corporation wholly owned by Andrx Pharmaceuticals, Inc. (the "Andrx Partner"), and Carlsbad Pharmaceuticals, Inc., a Nevada corporation wholly owned by Carlsbad Technology Inc. (the "Carlsbad Partner"). The Andrx Partner and the Carlsbad Partner are hereinafter collectively referred to as the "Partners."

                                   WITNESSETH

         WHEREAS, the Carlsbad Partner and its affiliates are experienced in the formulation, manufacture and regulatory approval of generic pharmaceuticals and have developed and are continuing to develop generic formulations of the Products (as defined below); and

         WHEREAS, the Andrx Partner and its affiliates are experienced and have know-how in the sale, marketing and distribution of generic pharmaceuticals;

         WHEREAS, the Partners desire to collaborate in making generic versions of the Products available in the Territory (as defined below); and

         WHEREAS, to effectuate those objectives, the parties hereto desire to form a general partnership (the "Partnership") under the laws of the State of Nevada on the terms provided herein;

         NOW, THEREFORE, in consideration of the mutual covenants herein expressed, the parties hereto, intending to be legally bound hereby, agree as follows:

         1. Definitions Unless the context clearly indicates otherwise, the following terms shall have the meanings set forth below:

         "AB Rated Product" means a product that will meet the necessary bioequivalence requirements to be classified as AB rated to the innovator drug product as published in the FDA

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"Approved Drug Products with Therapeutic Equivalence Evaluations".

         "ANDA" means any New Drug Application, Abbreviated New Drug Application, Supplemental New Drug Application, Supplemental Abbreviated New Drug Application pending before or, as the case may be, approved by the FDA relating to the Products and any foreign counterparts thereof pending before or, as the case may be, approved by the applicable health regulatory body.

         "Andrx" means Andrx Pharmaceuticals, Inc. a Florida corporation.

         "Book Property" means any property that is properly reflected on the books of the Partnership at a book value that differs from the adjusted tax basis of such property, within the meaning of Section 1.704-l(b)(2)(iv)(g) of the Regulations.

         "Capital Account" means, with respect to each Partner, an account determined in accordance with the provisions of Section 8 hereof.

         "Code" means the Internal Revenue Code of 1986, as in effect as of the date hereof and as from time to time amended.

         "CTI" means Carlsbad Technology, Inc., a California corporation.

         "Exempt Income" means the income and gain of the Partnership that when passed through to its Partners is not taxable to them at their level.

         "FDA" means the U.S. Food and Drug Administration or any successor entity.

         "Interests" means the entire ownership interest (which may be expressed as a percentage) of a Partner in the Partnership at any particular time including, without limitation, the right of such Partner to participate in the Partnership's Profits and Losses and Net Cash Flow and any and all benefits to which a Partner may be entitled as provided in this Agreement, subject to the obligation of such Partner to comply with all the terms and provisions of this Agreement.

         "Know-how" shall mean all know-how, proprietary and trade secret data, information and technology, including developments,

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discoveries, methods, techniques, clinical and pre-clinical data, toxicology, pharmacology data, and other information, whether or not patentable, owned or used by or licensed to the Andrx Partner or the Carlsbad Partner or any of their respective affiliates, as the case may be, which is in any way related to the formulation, manufacture, use or sale of any of the Products.

         "Major Decisions" means all significant decisions affecting the operations and direction of the Partnership of the type set forth in Section 7.2 of this Agreement.

         "Management Committee" means the committee described in Section 7 of this Agreement.

         "Marketing Agreement" means a distribution and marketing agreement with the Partnership substantially similar to the one appended hereto as Exhibit C.

         "Net Cash Flow" means, for any fiscal year, the excess, if any, of the gross receipts of the Partnership for such year (as determined in accordance with generally accepted accounting principles and practices, over the sum of (1) all expenditures of the Partnership during such year (as determined under the aforesaid method of accounting), (2) all amounts applied during such year in payment of principal on any borrowing incurred by the Partnership and (3) any required reserves, including any amount added during such year to a reserve for working capital, contingencies, replacements or expenditures of the Partnership.

         "Nondeductible Expenditure" means any expenditure of the Partnership described in Code Section 705(a)(2)(B) and any amount or deduction treated as a Code Section 705(a)(2)(B) expenditure pursuant to Section 1.704-l(b)(2)(iv)(i) of the Regulations.

         "Operating Decisions" means all decisions affecting the operations and direction of the Partnership, other than Major Decisions.

         "Patent" means the patent rights described in the Patent and Know-How License Agreement.

         "Patent and Know-How License Agreement" means an agreement substantially similar to the one appended hereto as Exhibit A.

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         "Percentage Interest" means as to the Carlsbad Partner, fifty (50%)
percent, and as to the Andrx Partner, fifty (50%) percent.

         "Person" means an individual, partnership, corporation, association, joint venture, trust, government or political subdivision thereof, governmental agency or other entity.

         "Products" means immediate release generic equivalent formulations for the Products set forth on Exhibit AA and any other immediate release product developed by the Partnership pursuant to the provisions of Section 5.2 and 5.3 hereof.

         "Profits and Losses" means each item of income, gain, loss, deduction or credit, as the case may be, of the Partnership for federal income tax purposes.

         "Regulations" means the regulations promulgated by the U.S. Internal Revenue Service under the Code.

         "Research, Development, Manufacturing and Regulatory Approval Agreement" means an agreement substantially similar to the one appended hereto as Exhibit B.

         "Territory" means the United States of America and its territories.

         "Year One" means the period commencing on the date this Agreement is executed and terminating on the 365th day after the date this Agreement is executed.

         "YSP" means Yung Shin Pharma, the parent corporation of Carlsbad.

         2. Formation The parties hereto hereby associate themselves as partners and hereby form the Partnership as a general partnership under the laws of the State of Nevada.

         3. Name The name of the Partnership is CARAN. The name of the Partnership may be changed at any time by the Management Committee of the Partnership.

         4. Principal Place of Business The principal place of business of the Partnership shall be located at Suite 850, 101 Convention Center Dr., Las Vegas, Nevada, or such other location as may hereafter be determined by the Management Committee.

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         5. Business

         5.1 Purposes The business of the Partnership is to (a) formulate and develop the Products; (b) obtain the necessary ANDAs, as required by the Federal Food, Drug and Cosmetic Act, and the regulations of the FDA adopted thereunder with respect to the Products; (c) manufacture or have manufactured on behalf of the Partnership the Products, if appropriate approvals from the FDA are secured;
(d) sell, distribute and market the Products in the Territory; and (e) do any and all things related or incidental to its business.

         5.2 Development of the Products (a) Simultaneously with the execution of this Agreement, the Carlsbad Partner is entering into a Patent and Know-How License Agreement with CTI pursuant to which the Carlsbad Partner is licensed to utilize the Patents and Know-How described therein and to assign or contribute or sublicense to the Partnership the right to exploit said Patents and Know-How and any improvements thereto solely with respect to the development, manufacture and sale of the Products. In addition, the Partnership is entering into a Research, Development, Manufacturing and Regulatory Approval Agreement with CTI relating to the Products.

         (b) The Partnership has pursuant to this Section 5.2 (b) the right of first refusal to develop, manufacture and distribute in the Territory bioequivalent, AB rated, immediate release versions of additional brand products once the results of the clinical studies for such products are deemed satisfactory including without limitation the following: Relafen, Serzone and Cipro. If the Andrx Partner determines, in its sole discretion, that it does not want to develop, manufacture and distribute any such product, it will notify the Partnership in writing no later than eighteen (18) months prior to the expiration date of the patent for such product. If it declines to develop, manufacture and distribute any such product, the Carlsbad Partner shall be free to pursue development of this product. The following identifies the products, the patent expiration date and the notification date when the Andrx Partner must notify the Carlsbad Partner of its determination not to market the products:

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                                Notification    Patent Expiration
         Product                     Date             Date
         --------------------------------------------------------
         Relafen (Nabumentone)      06/2001          12/2002
         Serzone (Nefazodone)       09/2001          03/2003
         Cipro (Ciprofloxacin)      06/2002          12/2003


         5.3 Manufacture of the Products CTI shall manufacture in accordance with the terms of the Research, Development, Manufacturing and Regulatory Approval Agreement (the "Development Agreement") each of the Products for sale in the United States and its territories. If CTI in its discretion determines that it cannot manufacture a Product, whether because of regulatory issues, equipment constraints or otherwise, it shall give prompt written notice of such determination to the Andrx Partner. Andrx shall then have the option to manufacture such Product, provided it exercises such right by written notice to the Carlsbad Partner within thirty (30) days after the receipt of such notice. If Andrx exercises its option and chooses to manufacture one or more of the Products, it shall enter into a Research, Development, Manufacturing and Regulatory Approval Agreement with the Partnership for such Product(s). If Andrx declines to exercise its option hereunder, the Management Committee shall negotiate one or more manufacturing agreements with a third party or parties to manufacture such Products.

         5.4 Marketing, Sale and Distribution The Partnership hereby grants to Andrx the right to market and distribute each of the Products in the United States and its territories. If Andrx determines, in its sole discretion, that it does not want to market a Product, it will in writing notify the Partnership within the first sixty (60) days after submission of the ANDA for such product, then CTI shall be granted the right to market and distribute such Product provided it exercises such right by written notice to the Andrx Partner given between sixty (60) and one-hundred and twenty (120) days after submission of the ANDA for such Product. If either Andrx or CTI exercises its right to market one or more of the Products, then it shall enter into a Marketing Agreement. If neither Andrx nor CTI exercises its option hereunder to market a Product, then the Management Committee shall negotiate one or more marketing agreements with a third party or parties to market such Product for the Partnership.

         5.5 Ongoing Status Reports Pursuant to the Development Agreement, CTI has been developing the immediate release formulations of the Products through the pilot biostudy stage to enable the Partnership to obtain ANDAs for the Products and market

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the same as AB Rated versions of the Products. CTI has and will continue to provide the Partnership with status reports detailing the ANDA submission with respect to the Products including providing all letters and documentation received from the FDA with respect to each of the Products.

         6. Term The term of the Partnership shall continue until terminated upon the written consent of both of the Partners or until terminated pursuant to the provisions of Section 13.1 hereof.

         7. Management and Control.

         7.1 Management Committee The Partnership shall be managed by and under the direction of a Management Committee that shall consist of six members. Each Partner shall appoint three members. The initial members to be appointed by each of the Partners are listed on Exhibit E appended hereto. The Management Committee shall adopt a business plan based upon the marketing and sales projections for the Products as well as a budget for each fiscal year of the Partnership, and that business plan and budget shall govern the direction of the Partnership's business for such fiscal year.

         7.2 Major Decisions The affairs of the Partnership shall be controlled by the action of the Management Committee. No action shall be taken or sum expended or obligation incurred by the Partnership or any Partner with respect to a matter within the scope of any Major Decisions affecting the Partnership, unless such Major Decision shall have been approved by a majority vote of the Management Committee. Major Decisions affecting the Partnership shall include, but shall not be limited to, the following:

         (1) adopting and approving a budget for the Partnership for each fiscal year of the Partnership which budget shall be reviewed quarterly;

         (2) adopting and approving a business plan for the Partnership for each fiscal year of the Partnership, and departing in any material respect from the business plan adopted by the Partnership for any fiscal year;

         (3) approving the terms of and entering into agreements with Carlsbad or its affiliates to develop the Products referred to

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herein, and adopting and approving budgets and development plans under those agreements for each fiscal year of the Partnership, and departing in any material respect from such budgets and plans;

         (4) approving the terms of and entering into manufacturing and supply agreements with CTI and/or Andrx, or their affiliates, or any third party, covering the Partnership's United States requirements of Products.

         (5) approving the terms of and entering into an agreement or agreements with Andrx and/or CTI, or their affiliates, or any third party, to sell, distribute promote and market the Products, and adopting and approving a budget and marketing plans under the aforesaid agreements for each fiscal year of the Partnership in which such promotional activities occur, and departing in any material respect from such budget and plans;

         (6) appointing a project manager when deemed necessary by the Management Committee to manage the day-to-day affairs of the Partnership;

         (7) making any single expenditure or incurring any obligation by or for the Partnership involving a sum in excess of Ten Thousand ($10,000) Dollars other than expenditures specifically identified in the Partnership budget for the fiscal year in which such expenditure is to be made or such obligation is to be incurred;

         (8) hiring of any employees;

         (9) retention of legal counsel for the Partnership;

         (10) selecting a firm of certified public accountants and selecting accounting methods and making other decisions with respect to the treatment of various transactions for tax purposes;

         (11) entering into any license or sublicense agreement;

         (12) determining the insurance program for the Partnership, and any variations or changes thereto;

         (13) establishing from time to time the operating reserve to be determined by the Management Committee and maintained by the Partnership ("Operating Reserve") (See Section 10.1 regarding distributions of cash reserves in excess of the Operating Reserve);

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         (14) compromising or paying any claim in excess of Ten Thousand
($10,000) Dollars made against the Partnership;

         (15) borrowing or lending any money on behalf of the Partnership or using any of the Partnership's property as security for loans;

         (16) assigning, transferring, pledging, compromising or releasing any of the Partnership's claims or debts, except upon payment in full;

         (17) selling, mortgaging or encumbering any Partnership property or interest therein or entering into any contract for such purposes; and

         (18) entering into any other transaction not in the ordinary course of the business of the Partnership.

         7.3. Operating Decisions The Project Manager, or such other person or persons designated by the Management Committee, shall be responsible for making all Operating Decisions. Operating Decisions affecting the Partnership shall include, but shall not be limited to, decisions with respect to the day to day management and operation of the business of the Partnership, supervision of the employees of the Partnership and promotion of the Partnership business. The Project Manager shall report and be accountable to the Management Committee.

         7.4 Authority to Act for the Partnership Unless specifically authorized to act for the Partnership by this Agreement, or by a decision made pursuant to this Agreement, no Partner shall have any power or authority to act for the Partnership in any manner. Accordingly, no Partner, unless so authorized, shall have the power or authority to execute any instrument in the Partnership's name, or to commit or obligate the Partnership to any liability, obligation, undertaking, agreement or contract in any other way. Any member of the Management Committee shall be authorized to execute a contract or instrument on behalf of the Partnership, if such action has been approved by a majority vote of the Management Committee and is within the scope of authority of the Management Committee as set forth in Sections 7.1 and 7.2. and is embodied in the minutes of the Management Committee signed by its secretary.

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         7.5 Representatives of Each Partner Each Partner shall designate in writing to the other Partner the names and business addresses of its representatives who shall be appointed to the Management Committee (the "Representatives"). Any such Representative may be replaced by a successor representative by notice in writing to the Partnership and the other Partner.

         7.6 Voting Rights Whenever a matter is to be determined by a vote of the Management Committee, each Representative shall have one vote whether or not any Partner's Partnership Interest is adjusted after the date hereof. A Representative may vote by proxy.

         7.7 Meetings Meetings of the Management Committee may be called by any Representative at any time, by sending written or facsimile notice or by giving oral notice (which shall be confirmed in writing immediately thereafter) to the other Representatives at least seven (7) business days prior to the meeting date. At least four (4) Representatives must be present in person or by proxy to constitute a quorum. A Representative may waive notice of a meeting. Representatives may participate in a meeting of the Management Committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and such participation in a meeting shall constitute presence in person at the meeting.

         7.8 Administrative Partner The Andrx Partner shall be the Administrative Partner and will be responsible for the accounting and other administrative functions for the Partnership. The Andrx Partner shall charge the Partnership for the applicable expenses associated therewith which charges shall be subject to the reasonable approval of the Management Committee.

         8. Capital Contributions and Capital Accounts

         8.1 Initial Capital Contributions by the Partners

         (a) Andrx Partner's Initial Capital Contribution Simultaneously with the execution and delivery of this Agreement, the Andrx Partner shall contribute the sum of Two Hundred Fifty Thousand ($250,000) Dollars to the Partnership.

         (b) Carlsbad Partner's Initial Capital Contribution

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         Simultaneously with the execution and delivery of this
Agreement, the Carlsbad Partner shall contribute to the Partnership the sum of Two Hundred Fifty Thousand Dollars ($250,000) to the Partnership.

         8.2 Additional Capital Contributions by the Partners

         (a) In the manner and at the times set forth in Section 8.3, the Partners shall make additional Capital Contributions to the Partnership in the amount equal to fifty (50%) percent, in the case of the Andrx Partner, and fifty (50%) percent, in the case of the Carlsbad Partner, of the amount needed by the Partnership to achieve at least a zero Net Cash Flow as required by the Management Committee's forecast pursuant to Section 8.3. In Year One, each of the Partners shall make (i) the Initial Capital Contributions and (ii) anticipate making the additional Capital Contributions in the amount of $1,250,000 for product development costs for Pepcid, Mevacor and Prozac for the period commencing November 1, 1997 through the end of Year One. It is anticipated that the product development costs to be incurred to complete the Products could be up to $2,500,000. These product development costs and all the administrative back up material necessary to confirm that the specific product development costs have been and will be expended will be provided to the Administrative Partner for review prior to the requirement of the Partners to make the additional Capital Contributions. If, as a result of its review, the Administrative Partner has concerns it will address the concerns with the Management Committee in accordance with this Agreement. The additional Capital Contributions for Year One are expected to be contributed as follows: $500,000 for each Partner on September 1, 2000, $500,000 for each Partner on October 15, 2000 and $125,000 for each Partner on February 1, 2001. The maximum amount each of the Partners will be required to contribute to the capital of the partnership, in the aggregate, during the second and third years of the partnership's existence, shall be Two Hundred Fifty Thousand ($250,000) Dollars annually.

         (b) If the Partners determine that additional funding is necessary (or available on advantageous terms) during the three year "capped" period of time described in section 8.2(a) above, the Partnership shall seek outside financing for its remaining projects, and will be authorized to secure that financing with a lien upon all of the Partnership's Products and other assets, subject to the approval of the Management Committee.

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         (c) If the Partners determine that additional funding is not available on advantageous terms and either party is unable or unwilling to commit the funds required to fund its capital share, the party willing to contribute such funds (the "Potential Lender") will be requested to make a loan to the partnership. The Potential Lender will have no obligation to advance that loan; however, if the Potential Lender agrees to fund that loan, it shall receive (1) interest on the loan at the Prime Rate (as stated in The Wall Street Journal on the date the loan is funded) plus two percent, payable on the unpaid balance from the date the loan is funded until it is fully repaid, and (ii) a percentage to be determined contemporaneously with the loan transaction (in addition to the percentage to which said party is entitled as a Partner) of any profits that may be derived from the Product or Products the development of which Product is being partially funded by said loan, continuing for the life of the Product even after the loan is repaid pursuant to its terms. The amount of the loan, repayment provisions, the use of loan proceeds and the lender's additional percentage of profit will be determined by negotiation between the parties and will not be the subject of arbitration because there is no legal obligation assumed by either party to make such loan.

         8.3 Timing of Payments Cash Contributions to the Partnership required under Section 8.2 shall be made on the first business day of each calendar quarter based upon the forecast previously approved by the Management Committee during the prior quarter for the ensuing calendar quarter or when the Partnership determines that additional Capital Contributions are required.

         8.4 Reports and Records The Partnership shall keep and maintain, in accordance with generally accepted accounting principles and practices, proper and complete records and books of account documenting all costs and expenses. The Partnership shall permit accountants retained by either Partner (which Partner shall be responsible for the cost thereof) reasonable access to such records at least annually to verify costs and expenses billed by the Partnership to such Partner provided, however, the Partner must give thirty (30) days prior notice to the Partnership and such review must be undertaken during regular business hours.

         8.5 Withdrawal Except as expressly set forth herein, no Partner shall be entitled to withdraw any portion of its capital contribution or Capital Account balance.

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         8.6 Capital Accounts

         (a) Establishment of Capital Accounts The Partnership shall establish and maintain a separate Capital Account for each Partner. Each Partner's Capital Account initially shall consist of its contribution to the capital of the Partnership pursuant to Section 8.1 hereof. The Partners shall not be entitled to interest on their Capital Account balances.

         (b) Adjustment to Capital Accounts Each Partner's Capital Account shall be determined, maintained and adjusted in accordance with sections 704(b) and 704(c) of the Code, and the Regulations thereunder, which require, among other things, that

                  (i) each Partner's Capital Account be increased by each item of Profit and Exempt Income allocated pursuant to Section 11 hereof, and

                  (ii) each Partner's Capital Account be decreased by each item of Loss and Nondeductible Expenditure allocated to it pursuant to Section 11 hereof and all amounts paid or distributed to it pursuant to Section 10 hereof.

         (c) Loans Loans by any Partner to the Partnership pursuant to Section 8.2(c) or Section 15 hereof shall not be considered contributions to the capital of the Partnership. Any Partner who shall receive an interest in the Partnership or whose interest in the Partnership shall be increased by means of a transfer to it of all or part of the interest of another Partner, shall have a Capital Account that reflects such transfer.

         8.7 Failure to Make a Required Capital Contribution If either Partner shall fail to make additional capital contributions as required under Section
8.2 during the first three (3) years of the Partnership's existence pursuant to
Section 8.2(a) above, and such failure shall continue unremedied for thirty (30) days after the other Partner gives written notice of such default, then the non-defaulting Partner shall have the right to either (i) bring suit in the name of the Partnership to require the defaulting Partner to make such required capital contribution together with interest at four (4%) percent above the prime rate as announced from time to time in The Wall Street Journal ("Default Interest Rate") or (ii) purchase the Interest of the defaulting Partner for an amount of cash equal to the defaulting Partner's Capital Account determined as of the end of the month immediately

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preceding the date the non-defaulting Partner sends notice to the defaulting
Partner of the exercise of its option to purchase the defaulting Partner's Interest ("Exercise Notice"). Such Exercise Notice shall specify the date, time and place of closing which shall be not less than thirty (30) days nor more than sixty (60) days after the date of the Exercise Notice. Such closing shall proceed at the time and place appointed unless prior thereto the defaulting Partner has remedied its default by making such required capital contribution together with interest thereon at the Default Interest Rate.

         9. Use of Partners' Capital Contributions The capital contributions made by the Partners shall be used, together with other funds available to the Partnership, to satisfy the costs of organizing the Partnership, and for the payment of the costs and expenses incurred by the Partnership in carrying on its business and the other liabilities and obligations of the Partnership. The following reflects the approximate Product development costs incurred or to be incurred in Year One of the Partnership by CTI:

                  Product                   Development Costs
                                   (Incurred/To Be Incurred Year One)
                  ---------------------------------------------------
                  Pepcid                    $  650,000.00
                  Mevacor                   $1,000,000.00
                  Prozac                    $  850,000.00

Other than as set forth hereinabove and agreed to by the Partners, no Partnership funds shall be used to pay (i) expenses paid or incurred by CTI, Andrx, the Carlsbad Partner or the Andrx Partner prior to the signing of this Agreement, and (ii) attorneys of CTI or Andrx for services rendered in connection with the formation of the Partnership or the related transactions.

         10. Distributions

         10.1 Distributions of Cash The Net Cash Flow of the Partnership shall be distributed to the Partners out of Partnership funds on a quarterly basis to the extent that the aggregate amount of cash or cash equivalents of the Partnership exceed the Operating Reserve from time to time established by the Management Committee. The Net Cash Flow shall be distributed to the Partners as follows:

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         (a) First, if the capital account of one Partner exceeds its Percentage
Interest of the aggregate of all capital accounts, entirely to such Partner, until the two capital accounts are equal to the Partners' respective Percentage Interest;

         (b) Second, to the Partners in proportion to their respective Percentage Interest.

         10.2  Distributions Upon Dissolution and Liquidation

         (a) Priority of Distributions upon Liquidation Upon the dissolution and liquidation of the Partnership, the Partnership shall sell all of its remaining assets except as otherwise provided below, pay all of its debts and liabilities, and distribute the net proceeds and all remaining assets to the Partners in the following order:

                  (i) first, such proceeds and assets shall be applied to the payment of the debts and liabilities of the Partnership and any accrued but unpaid interest thereon and the expenses of liquidation in the order of priority provided by law, and to the setting up of any reserves which the Management Committee shall deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership; said reserves may be paid over to an attorney-at-law, to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations, and, at the expiration of such period as the Management Committee shall deem advisable (but in any event as soon as practicable), the balance shall be distributed in the manner provided in the following subsection of this Section 10; and

                  (ii) second, such proceeds and assets shall be distributed to the Partners in accordance with the respective positive balances in their Capital Accounts, as determined after taking into account all adjustments to such Capital Accounts for the taxable year of the Partnership during which such distribution occurs.

         (b) Disposition and Valuation of Product Technology Upon Liquidation
(i) For the purposes of determining the Partners' Capital Account balances upon the liquidation or dissolution of the Partnership, any ANDAs, information, trademarks, copyrights and Know-How relating to the Products and the right to

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manufacture, use and sell the Products under the Patent ("Product Technologies")
which has not been sold by the Partnership shall be allocated among the Partners and valued as agreed to by the Partners. If the Partners cannot agree upon such allocation, then, unless one of the Partners objects in writing, within thirty
(30) days of dissolution or liquidation, the Carlsbad Partner shall divide the Product Technologies into two groups and notify Andrx thereof in writing; and within ten (10) days of such notice the Andrx Partner shall choose one group of the Product Technologies to be allocated to the Andrx Partner. The other group of Product Technologies shall be allocated to the Carlsbad Partner. If, however, one of the Partners objects in writing to such method of allocation and valuation prior to the division of Product Technologies by the Carlsbad Partner as described above, then, unless the Partners agree to the bidding procedure set forth below, the Product Technologies shall be sold by the Partnership for their fair value and the Partners shall be free to submit bids therefor.

         (ii) If the Partners elect to bid for the Partnership Interest of the other, such sale shall take place at a price determined by the fair market value of One Hundred (100%) Percent of the Partnership Interests of both of the Partners (the "Partnership Value") at that time, in the following manner:

         (1) Each Partner shall, within 10 days (or such later date as the Parties may agree upon), prepare and forward to an individual, acceptable to both Partners (the "Neutral Party"), a written statement reflecting that Partner's estimation of the Partnership Value and containing an irrevocable offer to either (A) purchase the entire Partnership Interest of the other Partner for an amount equal to that estimate of the Partnership Value multiplied by the other Partner's Interest or (B) sell its entire Partnership Interest to the other Partner for an amount equal to that estimate of the Partnership Value multiplied by its Partnership Interest, in each case in an all cash transaction (the "Purchase/Sale Offer"). After the Neutral Party has received the Purchase/Sale Offers made by both Partners, he shall forward each Partner's Purchase/Sale Offer to the other Partner;

         (2) The Partner receiving the Purchase/Sale Offer containing the higher estimate of the Partnership Value (the "Offeree") shall have ten (10) days from the date it receives the other Partner's Purchase/Sale Offer to determine whether it wishes (A) to purchase the entire Partnership Interest of the other Partner for an amount equal to the other Partner's higher estimate of the Partnership

Value multiplied by the other Partner's Interest or (B) to sell its entire Partnership Interest to the other Partner for an amount equal to the other Partner's estimate of the Partnership Value multiplied by its Partnership Interest, and shall advise the other Partner (the "Offeror") of such determination (the "Determination"), in writing, within such time frame (the "Notification Date"). If the Offeree's Determination is not received by the Offeror within such ten (10) day period, the Offeree shall be irrevocably deemed to have accepted the Offeror's offer to purchase its Partnership Interest.

         (3) The closing of the purchase and sale transaction pursuant to the foregoing provisions of this Section (the "Closing") shall take place within forty-five (45) days of the date the Offeree advises (or is deemed to have advised) the Offeror of its determination.

         (4) If for any reason (other than the selling Partner's refusal to sell) the Partner who is the purchaser in such transaction fails to provide the funds required to purchase the selling Partner's Interest at the Closing, the selling Partner shall thereupon become the seller and the purchasing Partner shall thereupon become the purchaser, but this time at a price determined by utilizing the lower Partnership Value reflected in the Purchase/Sale Offers made by the Partners multiplied by the Partner's Interest now being purchased.

         (5) The closing of the purchase and sale transaction necessitated by the failure of the Closing to occur shall take place within thirty (30) days of the date the Closing was scheduled to take place or if no Closing was scheduled, within sixty (60) days of the Notification Date.

         (c) Timing of Liquidation Distributions A reasonable time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of its liabilities so as to enable the Partners to minimize the normal losses attendant upon such a liquidation. However, all liquidating distributions (other than distributions from the balance of a reserve set up pursuant to Section 10.2(a)(i)) shall be made within the time specified in Section 1.704-l(b)(2)(ii) (b)(2) of the Regulations.

         10.3 Distributions in Kind If any assets of the Partnership shall be distributed in kind, then, except as otherwise provided in Section 10.2 with respect to the Product Technologies, such assets shall be valued at the fair market value thereof by independent appraisers and, subject to the provisions of Section 10.2 concerning the allocation of the Product Technologies, distributed to the Partners entitled thereto as tenants in common in the same proportions in which such Partners would have been entitled to cash distributions.

         10.4 Only Cash in Return of Capital Subject to the provisions of
Section 10.2 concerning the allocation of the Product Technologies, neither Partner shall be entitled to demand or receive property other than cash in return for its capital contributions to the Partnership or in payment of any other distributions to which it is entitled, and neither Partner shall have the right to sue for a partition of Partnership property.

         11. Allocation of Profits and Losses The Profits, Exempt Income, Losses and Nondeductible Expenditures for each fiscal year shall be allocated between the Partners as follows:

         (a) Allocation of Profits and Losses Subject to the provisions of Subsection 5.2(e), each item of Profit and Exempt Income, and each item of Loss and Nondeductible Expenditure, shall be allocated in proportion to the respective Percentage Interests of the Partners, i.e., fifty (50%) percent to the Andrx Partner and fifty (50%) percent to the Carlsbad Partner.

         (b) Allocation of Credits for Research Expenditures Any tax credits for research expenditures for the taxable year shall be allocated between the Partners in proportion to the allocation of Losses and Nondeductible expenditures giving rise to such credits between the Partners for that taxable year.

         (c) Allocation in Kind If the Partnership distributes property in kind to a Partner in any fiscal year (including any liquidating distribution), then, for the purposes of determining Partners' Capital Accounts under Section 8, the items allocated under this Section 11 for such fiscal year shall include the unrealized income gain, loss and deduction inherent in such property that would be allocable among the Partners if there were a taxable disposition of such property for the fair market value of such property (determined under Section 1.704-l(b)(2) (iv)(h) of the Regulations).

         (d) Allocations with Respect to Property Carried at a Book Value Different from Tax Basis In the case of Book Property, references to allocations of items of depreciation, depletion, amortization and gain or loss with respect to such property in the provisions of
Section 11(c) are to such items as computed for book purposes, as determined in accordance with Section 1.704-l(b)(2)(iv)(g) of the Regulations, and not to such items as computed for purposes of determining federal taxable income. Items of depreciation, depletion, amortization and gain or loss, as computed for purposes of determining federal taxable income, with respect to Book Property shall be allocated among the Partners so as to take account of the variation between the adjusted basis for federal income tax purposes of such property to the Partnership and its book value (within the meaning of Section 1.704-l(b)(2)(iv)(g) of the Regulations), and otherwise in accordance with the manner in which the corresponding items as computed for book purposes are allocated, all in accordance with Section 704(b) and (c) of the Code (and any Regulations thereunder) and Section 1.704-l(b)(4)(i) of the Regulations; and income, gain, loss, and deduction with respect to any accounts receivable, accounts payable and other accrued but unpaid items contributed by a Partner to the Partnership shall be allocated in a similar fashion, in accordance with
Section 704(c) of the Code and such Regulations.

         (e) Allocations for State or Local Tax Purposes Items of income, gain, loss, deduction or credit of the Partnership as determined for purposes of any state or local taxing authority shall be allocated in a manner (as determined by all of the Partners) reasonably designed to reflect, to the extent practicable, the principles underlying the federal income tax allocations.

         12. Order of Application For purposes of determining, as of any time, the amount of any Partner's Capital Account, the provisions of Sections 8, 10 and 11 shall be applied in the following order with respect to a given fiscal year (unless, in the good faith opinion of all of the Partners, another order of application is necessary to insure compliance with Section 1.704-1(b) of the Regulations and with any Regulations that may be promulgated under Section 704(c) of the Code): first, the provisions of Section 8 shall be applied; second, the provisions of Section 11 shall be applied; and third, the provisions of Section 10 shall be applied in the order prescribed therein.

         13. Dissolution and Liquidation

         13.1 Dissolution The Partnership shall be dissolved, and its business wound up:

                  (i) upon the written consent of both Partners;

                  (ii) the sale of the Product Technologies for all of the Products;

                  (iii) if one of the Partners or CTI or Andrx makes an assignment for the benefit of creditors, or files a petition for relief under the United States Bankruptcy Code or acquiesces to a petition for relief filed against it or a petition for relief is filed against it and is not dismissed within sixty (60) days or a receiver, trustee or custodian is appointed for its business or its assets ("Bankrupt Partner" and "Bankruptcy Event"), then the other Partner may upon written notice to the Bankrupt Partner elect to have the Partnership dissolved; or

                  (iv) Pursuant to Section 13.4.

         13.2 Liquidation In the event the Partnership shall be dissolved pursuant to Section 13.1 hereof, the Partnership shall sell all of its remaining assets, pay all Partnership debts and liabilities, and distribute the net proceeds and all remaining assets of the Partnership to the Partners in accordance with Section 10.2 hereof.

         13.3 Obligation to Restore Deficit Capital Account If after the dissolution and liquidation of the Partnership pursuant to Sections 10.2 and
13.2 hereof any Partner shall have a deficit in its Capital Account (after taking into account any adjustments for the Partnership's taxable year during which liquidation occurs (other than those made pursuant to this Section 13.3)), then such Partner shall contribute to the Partnership an amount of cash equal to such deficit within the time limits specified in Section 1.704-1(b)(2)(ii)(b)(3) of the Regulations, which amounts shall upon liquidation of the Partnership be paid to creditors of the Partnership or distributed to the other Partners in accordance with their positive Capital Account balances.

         13.4 Debarment. If either Partner or any of its affiliates violates any law a consequence of which is to prevent or materially delay the submission or approval of an ANDA for the Products ("Debarred Partner"), then the other Partner shall have the option to purchase the interest of the Debarred
Partner. If
within ninety (90) days after exercise of such option the parties cannot agree upon the terms and conditions of such purchase, then either party may require that the Partnership be liquidated and dissolved.

         14. Transfer of Interest of Partners

         14.1 Conditions to Transfer of Interest of Partners No Partner may sell, gift, assign, pledge or otherwise transfer its Interest in the Partnership except in compliance with the provisions of this Section 14 and any transfer not in accordance with this Section 14 shall be null and void. In addition, neither the Partnership nor the Partners shall be bound by any such assignment or transfer until the Partnership receives the following:

                  (i) a counterpart of the instrument of assignment, executed and acknowledged by the parties thereto;

                  (ii) an opinion of counsel reasonably satisfactory to counsel for the Partnership that such transfer is exempt from the registration requirements of the Securities Act of 1933 and applicable state securities laws and that such transfer will not constitute a default under any material agreement to which the Partnership is a party or result in a violation of law or the loss or forfeiture of any material right or asset owned by the Partnership; and

                  (iii) an agreement of the transferee to be bound by the terms and conditions of this Agreement in form and substance satisfactory to the Management Committee.

         14.2 Restrictions on Transfer of Interest

         (a) Permitted Transfers Either Partner may transfer any or all of its Interest in the Partnership to any parent, affiliate or wholly-owned, direct or indirect, subsidiary thereof for so long as it remains such, provided that the transferring Partner receives the written consent of the other Partner in advance, which consent will not be unreasonably delayed or withheld.

         (b) Agreed Transfers The Partners may agree in writing to permit the transfer of any or all of their Partnership Interests to each other or to third parties. No transfer of a Partnership

Interest will be valid without such written agreement, and neither Partner has any obligation to enter into such an agreement.

         (c) Priority of Section 8.7 Rights The rights of a non-defaulting Partner under Section 8.7 to purchase the Partnership Interest of a defaulting Partner shall take precedence over the restrictions on transferability contained in this Section 14.

         14.3 Section 754 Election In the event of a transfer of all or part of the Interest of a Partner in the Partnership, at the request of the Partner, the Management Committee may, in its sole discretion, cause the Partnership to elect, pursuant to Section 754 of the Code, or the corresponding provisions of subsequent law, to adjust the basis of Partnership property as provided in
Section 734 and 743 of the Code.

         15. Loans to the Partnership Any loan to the Partnership shall be made subject to such terms and conditions as the Management Committee deems, in its discretion, to be in the best interests of the Partnership.

         16. Confidentiality; Covenants against Competition

         (a) Confidential Information. Each party hereto shall not disclose or use for its own account, and shall cause its employees and agents to maintain in confidence, not to use for any purpose other than the performance of Partnership business and not to disclose to any third Person or entity any Know-How licensed to the Partnership or developed or obtained by the Partnership.

         (b) Covenant Not to Compete During the term of the Partnership and for a period of five (5) years after the transfer by a Partner of its Interest in the Partnership (including a transfer pursuant to Section 8.7), neither Partner nor its affiliates shall, directly or indirectly, develop for itself, nor shall it assist any person or other business enterprise to develop any immediate release product that is intended to be AB Rated to the same name brand products as are any of the Products.

         17. Arbitration (a) All disputes, controversies or claims arising out of or related to (i) the interpretation or enforcement of this Agreement, or
(ii) any breach, termination or claim of invalidity of this Agreement, shall be settled finally and without resort to any legal proceedings (except for the enforcement of the arbitration award) by arbitration conducted in accordance with the provisions of this Section 17.

         (b) It is acknowledged by the Partners that the remedy at law for any breach of the provisions of Section 16 of this Agreement is inadequate, and an aggrieved Partner seeking relief or remedies for such a breach shall have the right and is hereby granted the privilege, in addition to all other remedies at law or in equity, to temporary or permanent injunctive relief without the necessity of proving actual damage.

         (c) Arbitration under this Section 17 shall be conducted before three
(3) arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association in Fort Lauderdale, Florida if the Carlsbad Partner initiates the demand therefor, and in San Diego, California if the Andrx Partner initiates the demand therefor.

         (d) All decisions of the arbitrator's resolving disputes, controversies or claims shall be final and binding upon the Partners both as to law and to fact and shall be enforceable at law or in equity by any court of competent jurisdiction. Once an issue has been arbitrated pursuant hereto, the decision of the arbitrators shall be res judicata with respect to such issue. The Partners shall take whatever steps may be necessary to have the decision of the arbitrators carried out. The arbitrators shall have the power to award attorneys fees and costs.

         (e) The Partners shall cooperate with each other in causing the arbitration to be held in an efficient and expeditious a manner as practicable and in this connection to furnish such documents and make available such of their respective personnel as the arbitrators may request.

         18. Accounting and Records

         18.1 Fiscal and Taxable Year The fiscal and taxable year of the Partnership shall be the calendar year.

         18.2 Records The Partnership shall keep, or cause to be kept, accurate and complete records of all transactions of the Partnership in accordance with principles and practices generally accepted for the accrual method of accounting.

         18.3 Availability for Inspection All of the Partnership's books of account shall at all times be maintained at a site to be determined by the Management Committee and shall be open during regular business hours for inspection and examination by the Partners for any purpose reasonably related to the Partnership's business.

         18.4 Tax Returns The Partnership shall use its best efforts to prepare, or cause to be prepared, and to distribute to the Partners within thirty (30) days after the tax return has been filed, such returns and other information relating to the Partnership as is necessary to enable the Partners to prepare such federal, state and local tax returns as are required.

         18.5 Financial Statements The Partnership shall furnish to the Partners, before March 15th of each year, an annual audited financial report of the Partnership prepared in accordance with generally accepted accounting principles, including a balance sheet and profit and loss statement. The Partnership shall also furnish the Partners with such interim financial statements as the Partnership deems appropriate.

         19. Bank Accounts The Partnership shall maintain a bank account or accounts in which shall be deposited all funds of the Partnership. Withdrawals from such account or accounts shall be made upon checks signed by those persons or person from time to time authorized to do so by the Management Committee.

         20. Amendments This Agreement may be amended only with the consent of all the Partners.

         21. Notices Any notice, request, demand, waiver, consent, approval, or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by registered or certified mail or by express mail courier service, postage prepaid as follows:

                     If to the Andrx Partner, to:

                     c/o Andrx Pharmaceuticals, Inc.
                     4001 SW 47th Avenue
                     Fort Lauderdale, Florida 33314
                     Attention:  General Counsel

                     If to the Carlsbad Partner, to:

                     c/o Carlsbad Technology, Inc.
                     5923 Balfour Court
                     Carlsbad, California
                     Attention: Mr. Chip Dale, National Business Development

         22. Tax Matter Partner; Elections The Andrx Partner is hereby designated, and hereby agrees to discharge duly the duties of, the tax matters partner of the Partnership (as that term is defined in Section 6231 (a) of the Code). Expenses incurred by the tax matters partner in performing the duties as tax matters partner, including reasonable attorney's fees incurred to obtain legal advice, guidance or services in connection with contesting any claim made by the Internal Revenue Service, shall constitute expenses of the Partnership and shall be paid by the Partnership. The tax matters partner is hereby authorized to make any election required or permitted to be made by the Partnership for federal, state or local tax purposes as is consistent with the objectives and purposes of this Agreement, and to change or revoke any such election to the extent so permitted.

         23. Indemnity (a) With the exception of breach of a representation or warranty by either Partner, the Partnership shall indemnify each Partner against expenses actually and necessarily incurred by it in connection with the defense or any settlement of any action, suit or proceeding brought or threatened in which the Partner is or may be made a party, by reason of it being or having been a Partner, except in relation to matters as to which (i) the Partner acted beyond the scope of the Partnership business, or (ii) in such action, suit or proceeding, the Partner's actions shall have been adjudged to constitute gross negligence, recklessness, willful misconduct or fraud in the performance of its duties.

         (b) With the exception of a breach of a representation or warranty by either Partner, each Partner shall indemnify and hold harmless the other Partner from and against any liability incurred by such other Partner over and above its Percentage Interest of any liabilities of the Partnership, except in relation to matters as to which (i) the other Partner acted beyond the scope of the Partnership business, or (ii) as to which the other Partner's actions shall have been adjudged to constitute gross negligence, recklessness, willful misconduct or fraud in the performance of its duties.

         (c) A Partner who acts beyond the scope of the Partnership business, or whose actions shall have been adjudged to constitute gross negligence, recklessness, willful misconduct or fraud in the performance of its duties, shall completely indemnify and hold harmless the other Partner from any damages, claims or liability arising out of such wrongful acts.

         24. Representation and Warranties (a) The Andrx Partner and the Carlsbad Partner each represents and warrants to the other that:

                  (i) all studies conducted as of the date of this Agreement relating to the Products have been carried out in conformity with the terms of applicable protocols, FDA regulations and pharmaceutical industry standards; and

                  (ii) the Know-How contributed by it to the Partnership does not to the best of its knowledge infringe upon the rights of any other party.

         (b) The Carlsbad Partner represents and warrants that to the best of its knowledge the Patents and Know-How licensed to the Partnership pursuant to the Patent and Know-How License Agreement do not infringe upon the rights of any other party.

         (c) The Partners each acknowledge that the foregoing representations and warranties constitute a material inducement to the other to enter into this Agreement.

         25. Miscellaneous

         25.1 Binding Effect Except as herein provided to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their personal representatives, successors and assigns.

         25.2 No Oral Modification No modification or waiver of this Agreement or any part hereof shall be valid or effective unless in writing and signed by the party or parties sought to be charged therewith; and no waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other subsequent breach or condition, whether of like or different nature.

         25.3 Applicable Laws This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

         25.4 Publicity Except as otherwise required by law, neither Partner nor its affiliates shall issue a press release or otherwise announce this Agreement (or the content thereof) to the public, or make any announcement in the future regarding the activities of the Partnership, without the prior written consent of the other Partner, which consent shall not be unreasonably withheld.

         25.5 Change of Control of Andrx or the Andrx Partner.

         (a) If there is a Change in Control of Andrx, the Andrx Partner, or any parent corporation or affiliates of said companies, as defined in paragraph 25.5(d) below, and the party (or any affiliate thereof) acquiring control of Andrx, the Andrx Partner, or any affiliates of said companies, (such party described herein as the Acquiring Party) is developing, manufacturing, marketing or selling a product which is AB Rated to one of the Products ("Equivalent Product"), then, within nine (9) months of the Change in Control, the Carlsbad Partner shall have the option,

                  (i) to require Andrx or the Andrx Partner to purchase the Carlsbad Partner's interest in the Partnership for the greater of:

                  (1) the amount invested by the Carlsbad Partner in the Partnership compounded at a rate of fifteen (15%) percent per annum from the date such investment was made, or

                  (2) the fair market value of the Carlsbad Partner's interest in the Partnership, or

                  (ii) to require Andrx or the Andrx Partner to purchase the Carlsbad Partner's interest in the Products that are equivalent to any of the Equivalent Products for the greater of:

                  (1) the amount invested by the Carlsbad Partner in said Product or Products compounded at a rate of fifteen (15%) percent per annum from the date such investment was made, or

                  (2) the fair market value of the Carlsbad Partner's interest in said Product or Products, or

                  (iii) to require the Andrx Partner to transfer or cause its affiliates to transfer to the Carlsbad Partner all functions pertaining to the Product or Products which are equivalent to the Equivalent Products (including but not limited to the function of marketing and selling the Product or Products), to license all necessary patents to the Carlsbad Partner and to make available to the Carlsbad Partner all know-how and Product Technology necessary and proper to the development, regulatory approval, manufacture, marketing and sale of said Product or Products.

         (b) If within thirty (30) days of the date either of the options described in paragraphs 25.5(a)(i) or (ii) above is exercised, the parties cannot agree on the fair market value referred to therein, then such dispute shall be submitted to arbitration in accordance with Section 17 hereof, for resolution. The purchase price so determined shall be paid in full within thirty
(30) days after the same has been finally determined.

         (c) If the Product or Products which are equivalent to the Equivalent Product or Equivalent Products,

                  (i) are the subject of FDA approved ANDAs in which CTI is designated as the manufacturer, and

                  (ii) can legally be shipped in interstate commerce, then the options described in paragraphs 25.5(a)(i) and (ii) shall not be available to the Carlsbad Partner, and the Carlsbad Partner's sole option in the event of a Change of Control, as described in paragraph 25.5(a), will be pursuant to paragraph 25.5(a)(iii).

         (d) A Change of Control shall be deemed to have occurred if there has occurred a "change of control" as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934 (the Act); when any person as the term is defined in the Act becomes beneficial owner directly or indirectly of securities of the company representing fifty (50%) percent or more of the company's then outstanding securities having a right to vote on the election of directors; when individuals who are members of the Board of Directors at any one time shall immediately thereafter cease to constitute a majority of the Board of Directors of either company; or when a majority of the Board of Directors elected at an annual meeting or special meeting of shareholders are not individuals nominated by the company's incumbent Board of Directors.

         25.6 Change of Control of Carlsbad or the Carlsbad Partner.

         (a) If there is a Change in Control of CTI, the Carlsbad Partner, or any parent corporation or affiliates of said companies as defined in paragraph
25.5 (d) above and the party (or any affiliate thereof) acquiring control of CTI, the Carlsbad Partner, or any affiliates of said companies, (such party described herein as the "Acquiring Party") is developing, manufacturing, marketing or selling a product that is AB Rated to one of the Products ("Equivalent Product"), and the Product or Products for which the Acquiring Party has Equivalent Products are not the subject of an approved ANDA, then the Andrx Partner and the Acquiring Party will retain a mutually acceptable consultant with expertise in the field of FDA regulatory affairs to oversee the process of preparing, submitting and prosecuting ANDA's for such Products. If the Andrx Partner and the Acquiring Party cannot agree on a mutually acceptable consultant, the consultant will be chosen by a third party mutually acceptable to the Andrx Partner and the Acquiring Party, or by arbitration hereunder if they cannot agree on a third party to select the consultant. The reasonable fees and expenses of the consultant in performing his functions hereunder will be paid by the Andrx Partner and the Andrx Partner will be reimbursed by the Acquiring Party within thirty (30) days of written demand for such reimbursement, accompanied by proof of payment. The consultant will provide the Acquiring Party with the equivalent of an FDA exit interview after each inspection of the progress of the regulatory process, and will follow-up such exit interview with a written report to both parties.

         (b) If the consultant concludes, and states in the written report, that the Acquiring Party is not diligently prosecuting the regulatory approval process for such Product or Products, and the Acquiring Party fails to take substantial steps to cure such lack of diligence within sixty(60) days of its receipt of such written report, then the Andrx Partner shall have the option:

                  (i) to require the Acquiring Party to transfer or cause its affiliates to transfer to the Andrx Partner all functions pertaining to the Product or Products which are equivalent to the Equivalent Products (including but not limited to the functions to have been performed by the Carlsbad Partner or CTI prior to the Change of Control), to license all necessary patents to the Andrx Partner and to make available to the Andrx Partner all know-how and Product Technology necessary and proper to the development, regulatory approval, manufacture, marketing and sale of said Product or Products, or

                  (ii) to require the Acquiring Party to purchase the Andrx Partner's interest in the said Product or Products for the greater of:

                  (1) the amount invested by the Andrx Partner in said Product or Products compounded at a rate of fifteen (15%) percent per annum from the date such investment was made, or

                  (2) the fair market value of the Andrx Partner's interest in said Product or Products. If the parties cannot agree on said fair market value, then such dispute shall be submitted to arbitration for resolution. The purchase price so determined shall be paid in full within thirty (30) days after the same has been finally determined.

                  (c) The consultant shall not be liable to any party for consequential damages arising out of his or her performance of services as described herein, except for gross negligence or willful misconduct.

         25.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


CARAN, a Nevada General Partnership

         By: Carlsbad Pharmaceuticals, Inc.
             A Nevada Corporation as General Partner

             By: /s/ Michael Hsiao
                ----------------------------------------

             Name: Michael Hsiao
                  --------------------------------------

             Title: Secretary
                   -------------------------------------

         By: Caran Pharmaceuticals, Inc.
             A Nevada Corporation as General Partner

             By: /s/ Angelo C. Malahias
                ----------------------------------------

             Name: Angelo C. Malahias
                  --------------------------------------

             Title: Vice President & CFO
                   -------------------------------------

                                   Exhibit AA
                                  Product List

         Pepcid

         Mevacor

         Prozac

         The foregoing trade names are registered trademarks of other parties.

                                    Exhibit E
                      Management Committee Representatives

For the Carlsbad Partner:

Mr. Kevin Ho, President
Mr. Michael Hsiao, Director Business Development
Mr. Richard G. Dale, Jr. (Chip) National Business Development


For the Andrx Partner:

Mr. Chih-Ming Chen
Mr. Lawrence Rosenthal
Mr. Scott Lodin